Exhibit 10.43
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release is made and entered into as of the 10th day of May, 2011 by and between Terry Downes (hereinafter “Executive”), and Thermadyne Holdings Corporation (“Holdings”), Thermadyne Technologies Holdings Inc. (“Technologies”) and each of its subsidiaries, divisions, and affiliates (together with Holdings and Technologies all collectively referred to as “Employers” or “Releasees”). This Separation Agreement and General Release (“Agreement”) is entered into pursuant to the terms of the Third Amended and Restated Executive Employment Agreement entered into as of August 17, 2009, as amended as of December 3, 2010, by the Amendment to Third Amended and Restated Executive Employment Agreement (as amended, the “Employment Agreement”).
     WHEREAS, pursuant to Executive’s written notice to Employers dated April 7, 2011, Executive’s employment with Employers terminated effective the 7th day of April, 2011 (the “Termination Date”); and
     WHEREAS, the parties hereto are entering into this Agreement for the purposes of (i) acknowledging that, as of the Termination Date, all further obligations of Employers, of whatever kind and nature, including but not limited to those under the Employment Agreement and the other agreements identified herein, except such compensation and benefits as are expressly provided for and except as expressly provided otherwise in this Agreement, have been satisfied or terminated and (ii) setting forth Executive’s continuing obligations and conditions to his right to receive such compensation and benefits;
     NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employers and Executive do hereby covenant and agree as follows:
     1. (a) Holdings agrees to pay Executive Eight-Five Thousand One Hundred Eighty-Four Dollars ($85,184.00) (“Separation Payment”), payable over a twelve (12) month period beginning on the Effective Date in equal installments payable in accordance with Employers’ normal payroll practices and less tax and other withholdings required by law.
          (b) Until the first anniversary of the date of Termination, if Executive timely elects continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act, Executive shall be entitled to continue to receive the benefits to which he would otherwise be entitled prior to the Termination Date; provided that Executive shall continue to make the same contributions toward such coverage as Executive was making on the Termination Date with adjustments to contributions towards such coverage as are made generally for all of Holdings’ full time executive employees. Executive assumes full responsibility for the payment of all federal, state and local taxes whatsoever arising out of or relating to the benefits paid by Employers under this Paragraph 1(b). Notwithstanding the foregoing, after the Effective Date (as defined below), Executive will not be entitled to participate in any 401(k) plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans of Employers or to receive the Car Allowance (as such term is defined in the Employment Agreement) or any other perquisites previously provided by Employers.
          (c) In the event that, during the period in which he is entitled to receive the Separation Payment and benefits described in this Paragraph 1, Executive obtains employment elsewhere or otherwise receives compensation for providing services of any kind, including as an advisor, independent contractor or otherwise (except as contemplated in Paragraph 11 below)

during the period in which he is entitled to the compensation and benefits described in this Agreement, Employers’ payment obligations under this Paragraph 1 following the date on which such employment commences or compensation is earned shall be reduced by the amounts Executive receives from his new employment or services provided as compensation and benefits (“Offset Amount”). With respect to health and other insurance coverage benefits that are made available to Executive by a new employer, Employers’ obligations to continue such benefits under this Agreement shall be reduced as contemplated above upon Executive’s becoming eligible to receive such benefits, whether or not he opts for such coverage. Executive shall notify Employers of any such circumstance, sufficiently prior to its commencement, so that Employers can reduce or terminate its payments provided under this Paragraph 1 to Executive accordingly. Executive shall be liable to Employers for double the Offset Amount if not timely and properly disclosed to Employers by Executive.
          (d) Executive acknowledges and agrees that the Retention Bonus Agreement dated November 10, 2010 by and between Holdings and Executive (the “Retention Bonus Agreement”) is hereby terminated.
          (e) Executive acknowledges and agrees that the options to purchase common stock of Technologies evidenced by the Option Award Agreement dated December 3, 2010 by and between Technologies and Executive (the “Option Award Agreement”) were forfeited as of the Termination Date and that the Option Award Agreement is hereby terminated.
          (f) Executive acknowledges and agrees that this Agreement constitutes written notice of the exercise by Technologies of its right to repurchase all of the shares of Series A Preferred Stock and Common Stock of Technologies owned by Executive (the “Technologies Stock”) and subject to the terms of the Stockholders Agreement dated December 3, 2010 by and among Technologies and the holders that are parties thereto (the “Stockholders Agreement”). Executive also agrees to accept as payment for the repurchase of the Technologies Stock Two Hundred Eighty-Five Thousand Dollars ($285,000) (the “Equity Consideration”) and that such amount constitutes “Fair Market Value” of the Technologies Stock as contemplated under the Stockholders Agreement and hereby waives his right to object to such determination of Fair Market Value.
     2. This Agreement constitutes full and final settlement of all claims asserted or which could have been asserted between the parties prior to the Effective Date (as defined below). By the execution of the terms hereof, Releasees are released from all claims for liability asserted or which could have been asserted by Executive against them, known or unknown, suspected or not suspected. The release under this Paragraph 2 includes any and all claims, demands and causes of action of any kind whatever, including attorneys’ fees and costs actually incurred (collectively referred to as “Claims”), whether known or unknown, which Executive now has or ever has had against any of the Releasees up to the Effective Date (as defined below), including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Equal Pay Act, 29 U.S.C. §206 et seq., the Employee Retirement Income Security Act, 29 U.S.C. §§1001 et seq., Title VII, 42 U.S.C. §§2000 et seq., 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §§12,101 et seq., claims under the Missouri military non-discrimination statute, MO. REV. STAT. § 41.730, claims under the Missouri Human Rights Act, MO. REV. STAT. § 213.010 et seq., claims under the Missouri Wage Payment Act, MO. REV. STAT. § 290.110 et seq., claims for retaliation under the Missouri Workers’ Compensation Act, MO. REV. STAT. § 287.010 et. seq., claims under the Missouri Service Letter Statute, MO. REV. STAT. § 290.140, and any and all other federal, state or local statues and/or ordinances, and any and all other Claims arising under or pursuant to contract or common law, including, without limitation, Claims arising under or pursuant to the Employment Agreement, the Retention Bonus Agreement, the Stockholders Agreement (except with respect to provisions governing the form and timing of repurchase of the Technologies Stock and Executive’s continuing rights under such agreement subsequent to such repurchase) and the Option Award Agreement.
     3. Executive agrees and represents that it is within his contemplation that he may have Claims against Releasees of which, at the time of the execution of this Agreement, he has no knowledge or suspicion, but he agrees and represents that this Agreement extends to all Claims in any way based upon, connected with or related to the matters described in Paragraph 2, above, whether or not known, claimed or suspected by him.
     4. Releasees deny, and consideration given for this Agreement does not constitute an admission of, any allegation of a violation of any applicable law, statute, rule, regulation or contract made against them by Executive. This Agreement shall not be deemed an admission of liability or of a violation of any applicable law, statute, rule, regulation or contract of any kind.
     5. Executive agrees that he will not disparage Releasees (including its current or former officers, directors, agents, representatives and/or employees) or solicit or encourage others to do so. Holdings agrees that its officers, directors and managerial employees of its Human Resources department will not disparage Executive or solicit or encourage others to do so. Notwithstanding the foregoing, nothing in this Paragraph 5 shall preclude any person from providing truthful testimony or information as required by law.
     6. At all times following the Termination Date, Executive agrees to cooperate with and make himself readily available to Employers (including, in particular, their General Counsel), as Employers may reasonably request, to assist in any matter including but not limited to giving truthful statements, information and/or testimony in connection with any investigation, action or proceeding with respect to which Executive may have knowledge, information or expertise. Employers shall reimburse Executive for reasonable expenses incurred by Executive in providing such cooperation (e.g., travel, lodging and meal expenses), provided that Executive provides Employers with appropriate receipts for any such expenses. Executive shall not be reimbursed for any attorneys’ fees, disbursements and/or costs incurred by Executive in connection with such cooperation, nor shall Executive be paid for his time.
     7. Executive further agrees that, except as may be required by law or regulation, Executive will not at any time discuss any matter concerning Employers and/or any of the other Releasees with any person or entity adverse to or potentially adverse to Employers and/or any of the other Releasees on any matter including but not limited to any employment claims or customer or supplier claims, without the prior written consent of Employers. However, if required by a court, a governmental regulatory agency or self-regulatory agency to provide testimony or information regarding Employers and/or any of the other Releasees, Executive will cooperate with said court or regulatory agency. If compelled to testify by a court order, validly served subpoena in any legal proceeding or by regulatory authority, Executive will testify truthfully as to all matters concerning his employment at Employers. If a regulatory agency or self-regulatory agency contacts Executive regarding Employers and/or any of the other Releasees or if Executive receives a subpoena or other court or legal process relating in any way to Employers, any of the other Releasees and/or any present or former employee, customer or supplier of Employers, Executive immediately will give Employers sufficient prior written notice (i.e, at least ten (10) days’ notice or to the greatest extent possible) and shall make himself available to Employers to be interviewed concerning the subject of such contact, to the extent permitted by applicable law.
     8. Executive further agrees that he will not disclose the existence of this Agreement or its terms, directly or indirectly, to any other persons, except to his immediate family, legal counsel, and tax advisor, or as required by law. Employers further agree that the amount of the settlement payments made herein will not be disclosed by their officers, directors or Human Resources department, directly or indirectly, to any other persons, except to their legal counsel, affiliated corporate entities, investors, insurers, necessary internal personnel, and accountants and tax advisors, or as required by law. However, nothing shall prohibit Executive or Employers from informing any appropriate person or entity of Executive’s obligations set forth in Paragraphs 9 and 10 of this Agreement.
     9. Except as otherwise specified in this Paragraph 9, this Agreement is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions. Executive represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without any reliance upon any other statement or representation by any of the Releasees. Notwithstanding the foregoing, the terms of Sections 7 (“Confidential Information”), 9 (“Agreement Not to Solicit Employees or Customers”), 10 (“Inventions”), and 25 (“Indemnification”) of the Employment Agreement are hereby restated and deemed fully enforceable as if fully stated herein.
     10. (a) Notwithstanding the nature or circumstances of the termination of Executive’s employment with Employers, Executive hereby agrees that for a period of eighteen (18) months following the Effective Date (the “Non-Compete Period”), he shall not, directly or indirectly, either on his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended), engage in, invest in or render services to any person or entity engaged in the business of designing, manufacturing, marketing, servicing, distributing or selling cutting and welding products (including equipment, accessories and consumables), including but not limited to businesses in which Employers or any subsidiaries of Employers are then engaged and situated within any country. Nothing contained in this Paragraph 10 shall be construed as restricting Executive’s right to sell or otherwise dispose of any business or investments owned or operated by Executive as of the Effective Date.
          (b) In consideration for Executive’s agreement in Paragraph 10(a) and subject to Paragraph 12 of this Agreement, Holdings agrees to pay Executive an aggregate sum of One Hundred Eighty Thousand Dollars ($180,000.00) (“Non-Compete Consideration”), payable in arrears in eighteen (18) equal monthly installments over the term of the Non-Compete Period beginning on the last day of the month following the Effective Date.
          (c) Executive has carefully read and considered the provisions of this Paragraph 10 and agrees that the restrictions set forth in this Paragraph 10, including but not limited to the Non-Compete Period and scope of geographic and business restrictions, are fair and reasonably required for the protection of the interests of Employers and that the enforcement of the same will not create an undue burden upon Executive’s ability to earn a living.
     11. (a) Holdings hereby engages Executive, and Executive accepts such engagement by Holdings, to provide consulting services for a term of six (6) months beginning on the Effective Date (the “Consulting Period”) and upon the terms and conditions set forth herein. In connection with such engagement, Executive shall provide advice and counsel relating to Employers’ operations, including the areas of new product development and engineering, and such other matters as more particularly directed or requested by Holdings and its representatives during the Consulting Period on an “as needed” basis and consistent with the scope of, and information gained through, his prior employment with Employers (the “Consulting Services”); provided, however, that nothing herein shall require that Executive spend more than twenty (20) hours per month or travel to perform the Consulting Services.
          (b) As compensation for the Consulting Services and subject to Paragraph 12 of this Agreement, Holdings agrees to pay Executive Eight Thousand Dollars ($8,000.00) per month for six months, payable in arrears for each 30-day period following the Effective Date. Holdings shall reimburse Executive for reasonable and necessary expenditures made in furtherance of Executive’s duties hereunder in accordance with Holdings’ expense reimbursement policy. Executive shall document and substantiate all such expenditures, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and all receipts related thereto, in accordance with such policy.
          (c) The relationship of Executive to Employers regarding the Consulting Services is that of independent contractor and Executive shall in no way be considered an agent or employee of Employers.
     12. (a) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained or reaffirmed in Paragraph 5 through Paragraph 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employers irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employers shall be entitled to obtain from a court of competent jurisdiction an injunction, restraining order and/or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. Executive also agrees to pay, and Employers shall also be entitled to, Employers’ attorney’s fees and costs incurred to address an actual or threatened (but only to the extent such threat arises from the actions of Executive) breach of Executive’s covenants, obligations and agreements in Paragraphs 5 through 10, in addition to all other monetary damages as a result.
          (b) In the event of Executive’s violation of any of the provisions of this Agreement other than Paragraphs 10 or 11, the right of Executive to receive any further payments pursuant to Paragraphs 1(a) and 1(b) of this Agreement shall immediately terminate and the payments previously made to Executive pursuant to Paragraphs 1(a) and 1(b) of this Agreement shall be returned to Employers by Executive within thirty (30) days after receipt of written notice from Employers of such violation. Executive agrees that any delay with respect to such written notice from Employers shall not constitute a waiver of Employers’ rights or of Executive’s violation.
          (c) In the event of Executive’s violation of Paragraph 10 of this Agreement, the right of Executive to receive any further payments pursuant to Paragraph 10 of this Agreement shall immediately terminate, and Executive also shall be liable to Employers for all monetary damages as a result of such violation.
          (d) In the event of Executive’s violation of Paragraph 11 of this Agreement, the right of Executive to receive any further payments pursuant to Paragraph 11 of this Agreement shall immediately terminate; provided, however, that if such violation is curable,

Executive shall be given written notice of such violation and shall have ten business days to reasonably cure such violation.
          (e) The injunctive remedies and other remedies described in this Paragraph 12 are cumulative and in addition to any other rights and remedies Employers may have.
          (f) Executive assumes full responsibility for the payment of all federal, state and local taxes whatsoever arising out of or relating to the Non-Compete Consideration and the Consulting Services contemplated hereunder.
     13. Executive hereby represents and warrants to Employers that he has not taken any action between the Termination Date and the Effective Date that would constitute, with or without the giving of notice or the passage of time, or both, a violation or breach of any of his obligations under this Agreement.
     14. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two (2) days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employers:	Thermadyne Holdings Corporation
Attn: Chief Executive Officer
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636-728-3010

and

Thermadyne Holdings Corporation
Attn: General Counsel
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636-728-3011

Executive:	12049 Lakeside Place NE
Seattle, WA 98125
Fax:
     15. Executive agrees that nothing in this Agreement is an admission by Releasees of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
     16. This Agreement, and the provisions herein, shall be construed and governed by the laws of the State of Missouri, without regard for conflict of laws principles.
     17. The parties agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.
     18. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if the release and waiver of all Claims contemplated in this Agreement in any respect is determined to be invalid or unenforceable, then, at Employers’ option, Executive shall be required (and Executive promises and agrees) to repay to Employers on demand, any amounts paid by Employers pursuant to Paragraphs 1(a) and 1(b) of this Agreement, and the parties shall revert to the position held by each prior to the signing of this Agreement.
     19. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. This Agreement shall become effective and binding on the eighth day following Employee’s execution of this Agreement (such eighth day being referred to herein as the “Effective Date”).
     20. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

     21. Executive represents and warrants that he has no legal impediments (including bankruptcies) to fully and completely settle all Claims and to sign this Agreement. Executive further warrants that he is the sole owner of all the Claims he has released in this Agreement, and that he has not assigned or transferred any such Claim (or any interest in any such Claim) to any other person, and that he will indemnify, defend and hold Releasees harmless for any damages, costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.
     22. Executive acknowledges that there is no suggestion or implication that his employment with Employers or any of Releasees shall continue or be deemed to have continued beyond the Termination Date. Executive further acknowledges that none of Releasees has any obligation to reinstate or rehire Executive in the future.
     23. This Agreement shall be binding upon Executive and his heirs, executors, administrators, assigns, successors, beneficiaries and agents, and shall inure to the benefit of Releasees and their successors and assigns.
     24. This Paragraph 24 shall constitute notice to Executive, in writing, that he has been given at least twenty-one (21) days within which to consider this Agreement before his signing the same. By executing this Agreement, Executive acknowledges and agrees that he has, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement.
     25. This Paragraph 25 shall constitute notice to Executive, in writing, that this Agreement shall not become effective until the eighth (8th) calendar day after the date of Executive’s execution of this Agreement. During the seven (7) day period following Executive’s execution of this Agreement, Executive may freely revoke his execution of this Agreement. Upon expiration of the seven (7) day period, Executive acknowledges that this Agreement becomes final and binding. If Executive revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and Executive will not receive the consideration described in this Agreement. By executing this Agreement, Executive acknowledges that he was advised, in writing, that this Agreement was freely revocable during the seven (7) day period following Executive’s execution of this Agreement.
     26. This Paragraph 26 shall constitute a notice to Executive from Employers, in writing, that prior to Executive executing this Agreement, Executive should consult with an attorney about this Agreement, its meaning and effect, and the Claims he is releasing herein. By executing this Agreement, Executive acknowledges that he was advised, in writing, to contact an attorney concerning this Agreement before executing the Agreement.
     27. (a) The parties agree that in the event of any breach or alleged breach of this Agreement, such breach or dispute shall be submitted to arbitration under the commercial rules of the American Arbitration Association (“AAA”) for selection of a neutral arbitrator. Arbitration shall be the sole and exclusive remedy with respect to any alleged breach or dispute (with the exception of an action to enjoin a breach of Paragraphs 5 through 10 of this Agreement, which Executive agrees may be brought in a court of competent jurisdiction, and that such court shall have authority to award Employers monetary damages and reimbursement as set forth in Paragraph 12 of this Agreement), and shall be handled pursuant to the commercial procedures and provisions of the AAA and the proceedings shall be private and confidential.
          (b) The parties shall jointly request the AAA to designate a panel of arbitrators, and either the parties mutually shall agree upon one of the arbitrators or, in the absence of mutual agreement, each side shall alternatively strike a name from the list of arbitrators commencing with the party seeking arbitration, and the name remaining on the list shall be deemed chosen as the arbitrator.
          (c) The parties agree that the issue before the arbitrator shall be whether one of the parties breached the terms of this Agreement, and, if so, what are the appropriate damages, if any, except that the arbitrator will have no authority to award punitive damages or damages for non-economic injuries. The finding of the arbitrator shall be final and binding on both parties. The arbitrator shall have no power to add to, detract from, or alter this Agreement in any way, and, notwithstanding any AAA rule to the contrary, the arbitrator shall have no power to award, and may not award, punitive or non-economic damages. The arbitrator’s decision shall be subject to review only as provided under the Federal Arbitration Act where the arbitrator has failed to base his or her decision on the Agreement. Pending final decision by the arbitrator, there shall be no other legal action taken by either party to the controversy, except as set forth in Paragraph 12 of this Agreement.
          (d) The arbitration shall take place in the State of Missouri in the St. Louis metropolitan area. All costs and expenses incidental to and arising out of the arbitration (e.g., arbitrator’s fee) shall be borne by the losing party, but each side shall pay its own attorneys’ fees.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and General Release as of the 10th day of May, 2011.
I HAVE READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL. I UNDERSTAND THAT THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

/s/ Terry Downes Terry Downes

THERMADYNE HOLDINGS CORPORATION

/s/ Martin Quinn By: Martin Quinn
Title: President and Chief Executive Officer

THERMADYNE TECHNOLOGIES HOLDINGS INC.

/s/ Martin Quinn By: Martin Quinn
Title: President and Chief Executive Officer

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